                                                                    EXHIBIT 99.2



Contact:

NeoTherapeutics, Inc.                                           Ruder-Finn, Inc.
Carol Hess, Investor Relations                                        Bob Ferris
Tel:  714-788-6700                                            Tel:  212-715-1574
Fax: 714-788-6706                                             Fax:  212-715-1660



FOR IMMEDIATE RELEASE

                NEOTHERAPEUTICS, INC. REPORTS FOURTH QUARTER AND
                          FISCAL 1997 FINANCIAL RESULTS

IRVINE, CA, APRIL 1, 1997 - NeoTherapeutics, Inc. (Nasdaq: NEOT & NEOTW) today reported financial results for the fourth quarter and year ended December 31, 1997.

For the fourth quarter ended December 31, 1997, the Company reported a net loss of $2,317,852 or $(0.42) per share, compared with a net loss of $508,129 or $(0.10) per share, in the fourth quarter of 1996.

For the year ended December 31, 1997, the Company reported a net loss of $6,161,541 or $(1.14) per share, compared with a net loss of $1,038,875 or $(0.31) per share, for the year ended December 31, 1996. The increase in net loss was principally due to increased costs and expenses associated with the commencement of clinical trials regarding the Company's lead product, as well as personnel additions, salary increases, facilities rent, consulting fees and insurance costs as the Company continues to expand its operations.

The Company's lead product, AIT-082, has been in Phase I clinical trials as a potential treatment for Alzheimer's disease. The three human trials completed to date have demonstrated no adverse reactions and have shown that AIT-082 is orally absorbed and remains in the blood for sufficiently long periods to allow the potential for once daily dosing. The first Phase II efficacy study with AIT-082 is planned to begin this summer.

The Company also announced that it has secured an equity-based $15 million line of credit primarily for funding additional testing of AIT-082 and the development of other technology.

In order to provide shareholders with additional information on Company operations, the Company has expanded its web site at www.neotherapeutics.com. A new page has been added which will be updated periodically to discuss "What's Going On."

NeoTherapeutics is engaged in the discovery and development of drugs that act on the central nervous system to repair nerve cells and treat neurodegenerative diseases and conditions such as Alzheimer's disease, memory deficits associated with aging, spinal cord injury, Parkinson's disease, stroke and migraine. NeoTherapeutics' products are orally administered and based on patented technologies.

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This press release contains forward-looking statements regarding future events, such as the timing of future clinical trials, that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the biological activity, side effect profile and efficacy of AIT-082, the early stage of product development, the potential need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's annual and quarterly reports filed with the Securities and Exchange Commission.


                           - FINANCIAL CHARTS FOLLOW -


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                     NEOTHERAPEUTICS, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         SUMMARY STATEMENT OF OPERATIONS


                                               Three Months Ended
                                                  December 31,                      Year Ended
                                                  (Unaudited)                       December 31,
                                            1997               1996             1997              1996
                                         -----------       -----------       -----------       -----------
REVENUES:                                $        --       $        --       $        --       $        --

EXPENSES:
Research and development                   1,751,194           410,587         4,508,255           615,485
General and administration expense           668,173           351,329         2,341,276           659,895
                                         -----------       -----------       -----------       -----------

LOSS FROM OPERATIONS                      (2,419,367)         (761,916)       (6,849,531)       (1,275,380)

Other income (expense), net,
        principally interest                 101,515           253,787           687,990           236,505
                                         -----------       -----------       -----------       -----------

Net loss                                 $(2,317,852)      $  (508,129)      $(6,161,541)      $(1,038,875)
                                         ===========       ===========       ===========       ===========

Net loss per share                       $     (0.42)      $     (0.10)      $     (1.14)      $     (0.31)
                                         ===========       ===========       ===========       ===========

Weighted average shares outstanding        5,465,807         5,287,997         5,405,831         3,374,549
                                         ===========       ===========       ===========       ===========



                              SUMMARY BALANCE SHEET

                                              December 31, 1997       December 31, 1996
                                              -----------------       -----------------
Cash and cash equivalents                        $ 6,063,347            $ 9,995,062
Marketable securities and other investments        3,068,375              7,448,546
All other assets, net                              4,066,751                535,668
                                                 -----------            -----------

Total assets                                     $13,198,473            $17,979,276
                                                 ===========            ===========

Current liabilities                                2,478,529              1,357,196
Long term liabilities                                176,549                     --
Stockholders equity (deficit)                     10,543,395             16,622,080
                                                 -----------            -----------

Total liabilities and stockholders equity        $13,198,473            $17,979,276
                                                 ===========            ===========